EXHIBIT 99.2
CITIZENS BANCORP, INC.
FORM OF ELECTION FOR STOCK CONSIDERATION

This form is to be completed by shareholders of Citizens Bancorp, Inc. (“Citizens”) who desire, in connection with the proposed merger (the “Merger”) in which Farmers Capital Bank Corporation (“Farmers Capital”) through a wholly-owned subsidiary will acquire Citizens, to receive shares of Farmers Capital common stock, $.125 par value per share (“Farmers Capital Stock”), in exchange for their shares of Citizens common stock. A Citizens shareholder who desires only to receive cash in the Merger should NOT return this Form of Election. Any such shareholder will receive instructions at a later date for exchanging his Citizens stock certificates for the cash to be received in the Merger.

If you desire to receive all or some of your portion of the Merger consideration in the form of Farmers Capital Stock, please read and follow the accompanying instructions carefully, complete the back of this Form of Election and send or hand deliver it along with your applicable Citizens stock certificate(s) to Citizens Bank of Northern Kentucky, Inc. (“Citizens Bank”) at:

Citizens Bank of Northern Kentucky, Inc.
103 Churchill Drive
Newport, Kentucky 41071
Attn: Cynthia Goforth

Citizens Bank is serving as the agent for Farmers Bank & Capital Trust Company (the “Exchange Agent”), the exchange agent for the Merger, for purposes of collecting the Forms of Election and related stock certificates. You are responsible for delivery of the Form of Election and your Citizens stock certificate(s) to Citizens Bank. We recommend you either hand deliver or send your stock certificate(s) by insured registered mail or other means that will insure delivery and protect against loss. If you do not have your Citizens stock certificate(s), see Instruction 9.

To be effective, this Form of Election along with the applicable Citizens stock certificate(s) must be received by Citizens Bank no later than 5:00 p.m., Frankfort, Kentucky time, on the day prior to the closing of the Merger. Citizens and Farmers Capital currently anticipate the Merger will close on _____________ __, 2005. You will receive updated letters reflecting any changed closing date for the anticipated Merger if a change occurs. Delivery of the Form of Election and stock certificate(s) to an address other than as set forth above will not constitute a valid delivery.

All Citizens shareholders are permitted to make an election to receive Farmers Capital Stock, or a combination of Farmers Capital Stock and cash. Because the total amounts of cash and Farmers Capital Sock to be issued in the Merger are limited within ranges (i.e., the stock component may range from 40 - 45% of the total Merger consideration), the Exchange Agent will adjust the form of consideration that you receive in order to make the total cash and stock consideration issued in the Merger fall within such ranges if Citizens shareholders in the aggregate elect to receive too little or too much Farmers Capital Stock. Consequently, you could receive a different form of consideration from the form you elect.

For further information: call Cynthia Goforth at (859) 572-2660.

Form of Election (continued)

To elect consideration in the form of Farmers Capital Stock, please complete this page and sign below:

DESCRIPTION OF CITIZENS SHARES SURRENDERED

Names(s) of Record Holder(s) as Shown on the Citizens Stock Certificate(s) and Address(es) of Such Record Holder(s)	Citizens Stock Certificate(s) Being Surrendered (Attach Additional List if Necessary)
	Citizens Stock Certificate Number	Number of Shares Represented by Each Citizens Stock Certificate

Total Shares

ELECTION

The undersigned hereby makes the following Election for the undersigned’s shares of Citizens common stock owned of record and represented on the Citizens stock certificate(s) surrendered herewith:

      Table B
ELECTION
    Check only one of the boxes below:

☐        100% Stock Election - I elect to receive all of my portion of the Merger consideration in the form of Farmers Capital Stock.

☐  Partial Stock Election - I elect to receive part of my portion of the Merger consideration for the enclosed Citizens stock certificate(s) in the form of Farmers Capital Stock. The percentage of my shares of Citizens common stock for which I want Farmers Capital Stock is set forth below and I want the balance in the form of cash:

•                      % Citizens shares into Farmers Capital Stock; and
       [insert a number less than 100%]

•      all remaining Citizens shares into cash consideration.

      If you desire to receive all cash consideration, do NOT complete or return this form.

Dated:                                                                                                      Print Name:

Please sign exactly as your name appears on your          Signature:
stock certificate. When signing as attorney, executor,
administrator, trustee or guardian, please give your
full title. If shares are held jointly, each holder           Print Name:
should sign.
                                      Signature:

INSTRUCTIONS FOR COMPLETING
THE FORM OF ELECTION

1. Eligible Shareholders. Each person who, on or prior to the deadline set forth below, is a record holder of shares of common stock in Citizens Bancorp, Inc. (“Citizens”), is entitled to make an unconditional election with respect to all or any portion of his or her shares of Citizens common stock, to receive consideration in the form of Farmers Capital Bank Corporation (“Farmers Capital”) common stock, $.125 par value per share (“Farmers Capital Stock”), instead of cash consideration.

2. Deadline. To be effective, this Form of Election along with the Citizens stock certificate(s) pursuant to which the election is made must be received by Citizens Bank of Northern Kentucky, Inc. (“Citizens Bank”), no later than 5:00 p.m., Frankfort, Kentucky time, on the day prior to the closing of the merger (the “Election Deadline”). Citizens and Farmers Capital currently anticipate the merger will close on _____________ __, 2005. If the properly completed Form of Election along with the Citizens stock certificate(s) that relates to it are not received by Citizens Bank by the Election Deadline, the shares of Citizens common stock in question will be deemed not to have elected to receive stock consideration and, in effect, will be deemed to have elected to receive all cash consideration in connection with the proposed merger. Citizens Bank is acting as agent for Farmers Bank & Capital Trust Company (the “Exchange Agent”), the exchange agent for the merger, for the purpose of collecting the Forms of Election and related stock certificate(s). Citizens Bank is not an agent of the Exchange Agent for any other purpose.

3. Revocation of Election. Any holder of Citizens common stock who has made an election for stock consideration by submitting a Form of Election to Citizens Bank may at any time prior to the Election Deadline revoke that holder’s election by submitting to Citizens Bank written notice of revocation. The written notice of revocation must be received by Citizens Bank before the Election Deadline in order for the revocation to be effective. All Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by Farmers Capital that the Agreement and Plan of Merger (the “Merger Agreement”) to which Farmers Capital and Citizens are parties is terminated. If a Form of Election is revoked, the certificate(s) for the shares of Citizens common stock to which such Form of Election relates will be returned to the shareholder who submitted the certificates and such shares of Citizens common stock will be treated as if no election had been made. After a revocation, a Citizens shareholder may again elect for stock consideration by following the procedures set forth in this Form of Election with respect to the shares of Citizens common stock for which election had previously been revoked.

4. Nominees. Record holders of Citizens common stock who are nominees only may submit a separate Form of Election for each beneficial owner for whom the record holder is a nominee; provided, however, that at the request of the Exchange Agent the record holder must certify to the Exchange Agent’s satisfaction that the record holder holds those Citizens shares as nominee for the beneficial owner(s) thereof. Each beneficial owner for which a Form of Election is submitted will be treated as a separate holder of Citizens shares.

5. Delivery of Stock Certificates by Certain Holders. To be effective, the Form of Election must be accompanied by the Citizens stock certificate(s) to which the election relates, or be accompanied by an appropriate guarantee of delivery of such certificate(s) within three NASDAQ Capital Market trading days after execution of the guarantee, from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers or a commercial bank or trust company having an office or correspondent in the United States, provided such certificate(s) are in fact delivered to Citizens Bank within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery. Failure to deliver the certificate(s) covered by any guarantee of delivery within three NASDAQ Capital Market trading days after the date of execution of such guarantee of delivery shall be deemed to invalidate any otherwise properly made election for stock consideration.

6. Signatures on Form of Election. ALL SHAREHOLDERS LISTED ON THE STOCK TRANSFER RECORDS OF CITIZENS WITH RESPECT TO THE SUBJECT CERTIFICATES MUST SIGN THE CORRESPONDING FORM OF ELECTION.

(a) If this Form of Election is signed by the record holder(s) of the certificate(s) tendered hereby without any alteration, variation, correction or change in the name of the record holder(s), the signature(s) must correspond exactly with the name(s) as written on the face of the Citizens stock certificate(s) without any change whatsoever. In the event the name of the record holder(s) needs to be corrected or has changed (by marriage or otherwise), contact Citizens Bank.

(b) If any shares of Citizens common stock tendered hereby are held of record by two or more joint holders, each of the joint holders must sign this Form of Election.

(c) If this Form of Election is signed by the record holder(s) of the Citizens stock certificate(s) listed and transmitted hereby, no endorsements of the Citizens stock certificate(s) or separate stock powers are required.

(d) If any surrendered shares of Citizens common stock are registered in different names on several Citizens stock certificates, it will be necessary to complete, sign and submit as many separate Forms of Election as there are different registrations of Citizens certificates.

(e) If this Form of Election or any Citizens certificate(s) or stock power(s) is signed by a person(s) other than the record holder(s) of the Citizens certificate(s) listed and the signer(s) is acting in the capacity of trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person(s) acting in a fiduciary or representative capacity, that person(s) must so indicate when signing and must submit proper evidence satisfactory to the Exchange Agent of authority to so act.

7. Inadequate Space. If there is inadequate space to list the Citizens stock certificate(s), the information must be set forth on additional sheets substantially in the form of the corresponding portion of this Form of Election and attached to this Form of Election.

8. Method of Delivery. The method of delivery of all documents is at the option and risk of the holder of Citizens common stock. If delivery is by mail, the use of registered mail, with return receipt requested, properly insured, is strongly recommended. It is suggested that this Form of Election be hand delivered or mailed to Citizens Bank as soon as possible. Delivery of the documents will be deemed effective, and risk of loss and title with respect thereto will pass, only when materials are actually received by Citizens Bank.

9. Lost Citizens Stock Certificate. If any Citizens stock certificate has been lost, stolen or destroyed, the holder should contact Cynthia Goforth, Citizens Bank of Northern Kentucky, Inc., 103 Churchill Drive, Newport, Kentucky 41071, (859) 572-2660, for instructions as to how to proceed. This Form of Election cannot be processed until you have followed the procedures for replacing lost, stolen or destroyed Citizens stock certificate(s).

10. Non-Consummation of Merger. Consummation of the proposed merger is subject to the required approval of the stockholders of Citizens, to the receipt of all required regulatory approvals and to the satisfaction of certain other conditions. No payments related to any surrender of the Citizens stock certificate(s) will be made prior to the consummation of the merger, and no payments will be made to stockholders if the Merger Agreement is terminated.

11. Construction. All elections will be considered in accordance with the terms and conditions of the Merger Agreement. All questions with respect to the Form of Election (including, without limitation, questions relating to the timeliness, effectiveness or revocation of any election) will be resolved by the Exchange Agent in its sole discretion and such resolution will be final and binding. Citizens Bank, while acting as an agent of the Exchange Agent, has no decision-making authority with respect to such matters.

With the consent of Farmers Capital, the Exchange Agent may (but is not required to) waive any immaterial defects or variances in the manner in which the Form of Election has been completed and submitted so long as the intent of the holder of shares of Citizens common stock submitting the Form of

Election is reasonably clear. Neither the Exchange Agent, Citizens Bank nor Farmers Capital is under any obligation to provide notification of any defects in the deposit and surrender of any Citizens stock certificate(s), nor shall the Exchange Agent, Citizens Bank or Farmers Capital be liable for any failure to give any such notification.

12. Miscellaneous. No fraction of a share of Farmers Capital Stock will be issued upon the surrender for exchange of any Citizens stock certificate(s). In lieu of fractional shares, an amount of cash determined under a formula set forth in the Merger Agreement will be paid by check.

13. Questions and Requests for Information. Questions and requests for information or assistance relating to this Form of Election should be directed to Cynthia Goforth, Citizens Bank of Northern Kentucky, Inc., 103 Churchill Drive, Newport, Kentucky 41071, (859) 572-2660. Additional copies of the Proxy Statement-Prospectus delivered to Citizens shareholders in connection with the special meeting of Citizens stockholders to act upon the Merger Agreement, and this Form of Election, may be obtained by calling Ms. Goforth.

Completing and returning this Form of Election does not have the effect of casting a vote with respect to adoption of the Merger Agreement at the special meeting of stockholders of Citizens. In connection with your vote on the Merger Agreement, please consult the Proxy Statement-Prospectus.